430 East 29th Street, 14th Floor, New York, New York 10016

Exhibit 5.1

May 4, 2021

Bristol-Myers Squibb Company
430 East 29th Street, 14th Floor
New York, New York 10016

Re:	Bristol-Myers Squibb Company: Common Stock Issuable Under the Bristol-Myers Squibb Company 2021 Stock Award and Incentive Plan

Ladies and Gentlemen:

I am the Vice President and Corporate Secretary of Bristol-Myers Squibb Company, a Delaware corporation (the “Company”).   In that capacity, I have assisted in the preparation of the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission today (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder, to register the offer and sale of up to 15,000,000 shares of Common Stock, par value $0.10 per share, of the Company (the “Shares”) under the Company’s 2021 Stock Award and Incentive Plan.

In connection with the proposed offer and sale of the Shares, I have examined or supervised the examination of the originals, or duplicates or certified or conformed copies, of such corporate records, other documents and questions of law as I considered necessary for the purpose of this opinion.  In rendering the opinion set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that, in respect of Shares that may be originally issued by the Company in connection with the 2021 Plan, such Shares have been duly authorized by all necessary corporate action and, when issued and sold in accordance with the terms set forth in the 2021 Plan and the agreements evidencing or governing awards under the 2021 Plan, and against payment therefor, and when the Registration Statement has become effective under the Securities Act, such Shares will be legally issued, fully paid and non-assessable shares of Common Stock of the Company.

As of May 4, 2021, I owned shares of Common Stock and have been granted equity awards under the 2012 Stock Award and Incentive Plan that remain outstanding, and participate in and own interests under one or more of the Company’s savings and investment programs and employee incentive thrift plan.

I am duly admitted to practice in the State of New York. I do not express any opinion herein concerning any law other than the federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware.

I hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to me under the caption “Interests of Named Experts and Counsel” in the Registration Statement and any related prospectus, and any amendments thereto, filed or distributed in connection with the 2021 Plan.  In giving such consent, I do not thereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Katherine R. Kelly
Katherine R. Kelly
Vice President and Corporate Secretary Bristol-Myers Squibb Company